Exhibit B-94


                      AMENDED AND RESTATED

              LIMITED LIABILITY COMPANY AGREEMENT

                               OF

                 CUSTOM ENERGY HOLDINGS, L.L.C.

                               A

               DELAWARE LIMITED LIABILITY COMPANY

                    DATED DECEMBER 31, 1999
                       TABLE OF CONTENTS
                                                             Page

ARTICLE 1
THE LIMITED LIABILITY COMPANY                                   1
     1.1  Formation of Limited Liability Company                1
     1.2  Registered Office and Agent                           2
     1.3  Purpose                                               2
     1.4  Principal Place of Business                           2
     1.5  Property                                              2
     1.6  No State Law Partnership                              3
     1.7  Limited Authority of Members                          3

ARTICLE 2
DEFINITIONS                                                     3
     2.1  Definitions                                           3
          (a)  "Affiliate"                                      3
          (b)  "Capital Account"                                3
          (c)  "Capital Contribution" or "Capital
               Contributions"                                   4
          (d)  "CEL"                                            4
          (e)  "Economic Interest"                              4
          (f)  "Economic Interest Owner"                        5
          (g)  "Liquidation Value"                              5
          (h)  "Majority in Interest"                           5
          (i)  "Management Committee"                           5
          (j)  "Member"                                         5
          (k)  "Net Profits" and "Net Losses"                   5
          (l)  "Operating Costs"                                6
          (m)  [omitted]                                        6
          (n)  "Person"                                         6
          (o)  "Preferred Rate"                                 6
          (p)  "Preferred Return"                               6
          (q)  "Preferred Return Account"                       7
          (r)  "Proceeds"                                       7
          (s)  "Remaining Liquidation Value"                    7
          (t)  "Residual Capital Account Balance"               7
          (u)  "SEL"                                            7
          (v)  "Series"                                         7
          (w)  "Series CE Economic Interest"                    7
          (x)  "Series CE Voting Interest"                      7
          (y)  "Series CEL Common Economic Interest"            7
          (z)  "Series CEL Preferred Economic Interest"         8
          (aa) "Series CEL Common Voting Interest"              8
          (bb) "Series CEL Preferred Voting Interest"           8
          (cc) "Series SEL Economic Interest"                   8
          (dd) "Series SEL Voting Interest"                     8
          (ee) "Subsidiary"                                     8
          (ff) "Unit"                                           8
          (gg) "Voting Interest"                                8
     2.2  Other Definitional Provisions.                        9

ARTICLE 3
MANAGEMENT                                                      9
     3.1  Management Committee                                  9
     3.2  Chairman and Other Officers                          10
     3.3  Meetings                                             10
     3.4  Quorum                                               10
     3.5  Voting                                               10
     3.6  Action Without A Meeting                             10
     3.7  Telephone Meetings                                   11
     3.8  Waiver of Notice                                     11
     3.9  Salary and Expenses                                  11
     3.10 Powers of Members                                    11
     3.11 Powers of the Management Committee                   11
     3.12 Duties of Chief Executive Officer                    12
     3.13 Removal or Resignation of Chief Executive Officer    13
     3.14 Compensation of Chief Executive Officer              14
     3.15 Restrictions on the Members                          14

ARTICLE 4
RIGHTS AND OBLIGATIONS OF MEMBERS                              14
     4.1  Limitation of Liability                              14
     4.2  Company Liabilities                                  14
     4.3  Priority and Return of Capital                       14
     4.4  Liability of a Member or Economic Interest
          Owner to the Company                                 14
     4.5  Independent Activities                               14

ARTICLE 5
MEETINGS OF MEMBERS                                            15
     5.1  Annual Meeting                                       15
     5.2  Special Meetings                                     15
     5.3  Place of Meetings                                    15
     5.4  Notice of Meetings                                   15
     5.5  Meeting of all Members                               15
     5.6  Record Date                                          16
     5.7  Quorum                                               16
     5.8  Voting                                               16
     5.9  Proxies                                              16
     5.10 Action by Members without a Meeting                  16
     5.11 Waiver of Notice                                     17
     5.12 Chairperson of Meeting; Designation of Authorized
          Representatives                                      17

ARTICLE 6
CAPITAL CONTRIBUTIONS                                          17
     6.1  Initial Capital Contributions                        17
     6.2  Additional Capital Contributions                     17
          6.2.1 Series CEL Additional Contributions.           17
          6.2.2 Series CE and SEL Additional Capital
          Contributions                                        18
     6.3  Breach or Violation of Indemnity Obligations         19
     6.4  Negative Preference Contributions                    19
     6.5  Capital Accounts of Members                          21
     6.6  Adjustment of Interests                              21
     6.7  Interest and Other Amounts                           21
     6.8  Amendment of Documents                               22
     6.9  Withdrawal of Capital Contribution                   22
     6.10 Loans of Members                                     22

ARTICLE 7
ALLOCATIONS                                                    22
     7.1  Net Profits of Series CE                             22
     7.2  Net Losses for Series CE                             22
     7.3  Net Profits of Series SEL                            23
     7.4  Net Losses for Series SEL                            23
     7.5  Gross Income, Net Profits and Net Losses
          of Series CEL                                        23
          7.5.1 Gross Income Allocation.                       23
          7.5.2 Net Profits.                                   23
          7.5.3 Net Losses.                                    24
          7.5.4 Contribution and Deduction with Respect
                to CEL Phantom Stock Plan                      24
     7.6  Special Allocations                                  24

ARTICLE 8
ACCOUNTING, DISTRIBUTIONS AND TAXES                            24
     8.1  Distribution of Cash for Series SEL                  24
     8.2  Distribution of Cash for Series CE.                  25
     8.3  Distribution of Cash for Series CEL.                 25
     8.4  Other Distributions.                                 26
     8.5  Accounting                                           27
     8.6  Tax Elections                                        27
     8.7  Tax Matters Partner                                  27

ARTICLE 9
REPRESENTATIONS AND WARRANTIES                                 28
     9.1  In General                                           28

ARTICLE 10
RESTRICTIONS ON TRANSFER                                       29
     10.1 General.                                             29
     10.2 Transferee Not Member in Absence of Consent.         30
     10.3 Right of First Offer                                 30
     10.4 Co-Sale Rights.                                      31
     10.5 Come Along Rights.                                   31

ARTICLE 11
ADMISSION OF SUCCESSOR MEMBERS OR NEW MEMBERS                  32
     11.1 Admission of Successor Members or New Members        32
     11.2 Financial Adjustments                                33

ARTICLE 12
TERM. TERMINATION. AND DISTRIBUTION UPON LIQUIDATION           33
     12.1 Term                                                 33
     12.2 Withdrawal of a Member                               33
     12.3 Events of Dissolution                                34
     12.4 Bankruptcy of a Member                               35
     12.5 Option to Purchase                                   36
     12.6 Cessation of Business                                36
     12.7 Winding Up. Liquidation. and Distribution of Assets  36
     12.8 Certificate of Cancellation                          37
     12.9 Return of Contribution Nonrecourse to Other Members  37

ARTICLE 13
MISCELLANEOUS PROVISIONS                                       37
     13.1 Waiver of Right of Partition                         37
     13.2 Special Provisions Relating to Series CEL.           37
     13.3 Notices                                              38
     13.4 Governing Law                                        38
     13.5 Entire Agreement                                     38
     13.6 Binding Agreement                                    38
     13.7 Interpretation                                       38
     13.8 Severability                                         38
     13.9 Waiver                                               38
     13.10Equitable Remedies                                   39
     13.11Attorney's Fees                                      39
     13.12Counterparts                                         39
     13.13Saving Clause                                        39
     13.14Further Documentation                                39
     13.15Incorporation of Recitals                            39
     13.16Indemnification.                                     39
     13.17Holdings-Put Option.                                 40

EXHIBIT A                                                      44

Exhibit B                                                      46



                      AMENDED AND RESTATED

              LIMITED LIABILITY COMPANY AGREEMENT

                               OF

                 CUSTOM ENERGY HOLDINGS, L.L.C.

     THIS LIMITED LIABILITY COMPANY AGREEMENT ("LLC Agreement"), is made and entered into this 31st day of December, 1999, by and between KLT Energy Services Inc., a Missouri corporation ("KLT"), Environmental Lighting Concepts, Inc., a Minnesota corporation ("ELC"), MTB Energy, Inc., a Missouri corporation ("MTB") and SE Holdings, L.L.C., a Delaware limited liability company ("Holdings") (KLT, ELC, MTB and Holdings are each hereinafter referred to as a "Member").

     WHEREAS, the Members organized this limited liability company under the Delaware Limited Liability Company Act (the
"Delaware Act") on or about May 19, 1997 under the name of Custom
Energy, L.L.C.;

     WHEREAS, the Members have decided to change the name of this Company to Custom Energy Holdings, L.L.C. and to drop down the operational assets owned by this Company to a newly-formed Delaware limited liability company to be named Custom Energy, L.L.C. ("CEL") (the name change and assets drop down hereinafter are referred to as the "Restructuring");

     WHEREAS, after completion of the Restructuring, this Company shall solely act as a holding company and shall only hold all of the ownership interests of Custom Energy, L.L.C. and Strategic Energy, L.L.C., a Delaware limited liability company ("SEL");

     WHEREAS, the Members have decided to adjust their respective ownership interests in this Company, providing for different sharing of the profits and losses attributable to the operations of CE and SEL;

     NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                           ARTICLE 1
                 THE LIMITED LIABILITY COMPANY

     1.1 Formation of Limited Liability Company. The Certificate of Formation of Custom Energy, L.L.C. (the "Company") was filed in the office of the Secretary of State of Delaware pursuant to the Delaware Act on the 19th day of May, 1997, amended in the office of the Secretary of State of Delaware pursuant to the Delaware Act on the 8th day of December, 1999 to amend the Company's name, and is hereby ratified by each of the Members. All prior agreements concerning the subject matter of this LLC Agreement are canceled and shall have no further effect.

      1.2 Registered Office and Agent. The address of the
Company's registered office in the State of Delaware is located at 1013 Centre Road, Wilmington, Delaware 19805, or any other or additional place or places as the Members may determine from time to time, and the registered agent at such office is The
Corporation Service Company.

     In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Management Committee shall promptly designate a replacement registered agent or registered office as the case may be, and make the appropriate filings with the secretary of state. If the Management Committee shall fail to designate a replacement registered agent or registered office, as the case may be, then any one Member may designate a replacement registered agent or registered office and make the appropriate filings in the Office of the Secretary of State of Delaware.

     1.3 Purpose. The purpose and business of the Company shall be to own or invest in business ventures which undertake (i) to engage in the business of designing and installing energy efficient lighting systems and equipment in existing facilities, including commercial, industrial, retail, health care, municipal, governmental or school district facilities, (ii) to provide energy management services and energy audits, including consulting, contracting for installation of equipment and/or energy efficient measures, energy control devices, maintenance of energy related equipment and energy usage monitoring services and
(iii) to provide power supply coordination services, direct power and gas, and competitive power purchasing strategies to commercial and industrial customers, and to do all other things which are reasonably incidental to the foregoing. The Company may transact any or all other lawful business for which a limited liability company may be organized under the Delaware Act upon the affirmative vote or consent of all of the Members of the Company specifically authorizing any such other lawful business.

     1.4 Principal Place of Business. The principal place of business of the Company shall be 9217 Cody, Overland Park, Kansas 66214, or at such other place or places within or without the State of Delaware as the Management Committee may designate from time to time.

     1.5 Property. All assets, including real and personal property owned and held by the Company shall be owned by the Company in the name of the Company and no Member or Economic Interest Owner shall have any ownership interest in such property in its individual name or right. Each Member's or Economic Interest Owner's interest in the Company shall be personal property for all purposes. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber any interest in the property of the Company shall be signed only as authorized by the affirmative vote or consent of the Members as provided in this LLC Agreement.

     1.6 No State Law Partnership The Members have formed the Company under the Delaware Act, and intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, that no Member shall be a partner of, or a joint venturer with, any other Member for any purpose, other than for United States federal and state tax purposes, and that this Agreement shall not be construed to suggest otherwise.

     1.7 Limited Authority of Members. No Member shall have any authority to bind the Company as to any matter except as expressly provided herein.

                           ARTICLE 2
                          DEFINITIONS

     2.1  Definitions. As used in this LLC Agreement:

          (a) "Affiliate" means, when used with reference to a specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such specified Person, (ii) any Person owning or controlling 10 percent or more of the outstanding voting securities of such specified Person, and (iii) any officer, director or partner of such specified Person or of any Person specified in (i) or (ii) above. The term "Affiliate" shall not include any Person providing legal, accounting or other professional services to the Company solely on account of providing such services.

          (b) "Capital Account" means, with respect to any Member or Economic Interest Owner, the Capital Account maintained for such Person in accordance with the following provisions:

               (i) To each Person's Capital Account there shall be credited such Member's or Economic Interest Owner's Capital Contributions, such Member's or Economic Interest Owner's distributive share of Net Profits and any items in the nature of income or gain which are specially allocated pursuant to Article 7 hereof, and the amount of any Company liabilities assumed by such Member or Economic Interest Owner or which are secured by any Property distributed to such Member or Economic Interest Owner.

               (ii) To each Member's or Economic Interest Owner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member or Economic Interest Owner pursuant to any provision of this LLC Agreement, such Member's or Economic Interest Owner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to
Article 7 hereof, and the amount of any liabilities of such Member or Economic Interest Owner assumed by the Company or which are secured by any property contributed by such Member or Economic Interest Owner to the Company.

               (iii) In the event any interest in the Company is transferred in accordance with the terms of this LLC
Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

               (iv) In determining the amount of any liability for purposes of Sections 2.1(b)(i) and 2.1(b)(ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

     The foregoing provisions and the other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members and Economic Interest Owners), are computed in order to comply with such Regulations, such modification shall be made, provided that it is not likely to have a material effect on the amounts distributable to any Member or Economic Interest Owner. Adjustments and modifications also shall be made as are necessary or appropriate to maintain equality between the Capital Accounts of the Members and Economic Interest Owners and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g). The Capital Accounts shall contain appropriate subaccounts for each Series owned by a Member or Economic Interest Owner.

          (c) "Capital Contribution" or "Capital Contributions" means, with respect to any Member or Economic Interest Owner, the amount of money and the Gross Asset Value of any property (other than money) contributed to the Company with respect to the Economic or Voting Interest of a Series held by such Member or Economic Interest Owner pursuant to the terms of this LLC Agreement. The Capital Contributions of the Members as of the date of this Amended and Restated LLC Agreement are set forth on Exhibit A hereto, which is incorporated herein by this reference.

          (d) "CEL" shall mean Custom Energy, L.L.C., a Delaware limited liability company.

          (e) "Economic Interest" shall mean, for each Series, the ownership interest of a Person in the Company's Net Profits, Net Losses and the distribution of Net Profits and/or the Company's assets pursuant to this LLC Agreement and the Delaware Act, but shall not include any right to vote on, consent to or otherwise participate in any decision of the Members in the management of the Company, nor any right to appoint a representative of the Management Committee. Series CE Economic Interests, Series CEL Common Economic Interests, Series CEL Preferred Economic Interests and Series SEL Economic Interests are, individually and collectively, "Economic Interests" of the Company.

          (f) "Economic Interest Owner" shall mean any Person who owns an Economic Interest in a Series, but is not a Member.

          (g) "Liquidation Value" shall mean with respect to the Series CEL Preferred Economic Interest the amount set forth in Exhibit A.

          (h) "Majority in Interest" shall mean fifty-one percent (51%) or more of the Voting Interests of a Series held by the Members determined pursuant to an affirmative vote or consent of the Members at the time the Majority in Interest provision applies.

          (i) "Management Committee" shall mean the committee of the Company, appointed by the Members and established pursuant to
Article 3 of this LLC Agreement.

          (j)  "Member" shall mean any person executing this LLC
Agreement from time to time and as otherwise admitted as a member of the Company as provided in Section 11.1 of this LLC Agreement.

          (k) "Net Profits" and "Net Losses" means, for each Series and for each fiscal year, an amount equal to the Company's taxable income or loss attributable to such Series for such fiscal year, determined in accordance with Code Section 703(a) (for these purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section
2.1(k) shall be added to such taxable income or loss;

               (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.1(k) shall be subtracted from such taxable income or loss;

               (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section (b)(ii) or Section (b)(iii) of Exhibit B hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses for the applicable Series;

               (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

               (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with (d) of Exhibit B hereof;

               (vi) To the extent an adjustment to the adjusted tax basis of any Company asset is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's or Economic Interest Owner's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

               (vii)     Notwithstanding any other provision of
this Section 2.1(k), any items which are specially allocated pursuant to Article 7 hereof shall not be taken into account in computing Net Profits or Net Losses.

     The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Article 7 hereof shall be determined by applying rules analogous to those set forth in Sections (e)(i) through (e)(iv) of Exhibit B. The Net Profits or Net Losses (or items of income, gain, loss or deduction) for the Series CEL interests shall be the Company's Net Profits or Net Losses (or items of income, gain, loss or deduction) realized by CEL and the Net Profits and Losses (or items of income, gain, loss or deduction) for the Series SEL interests attributable to shall be the Company's Net Profits or Net Losses (or items of income, gain, loss or deduction) realized by SEL. The Series CE Net Profits or Net Losses (or items of income, gain, loss or deduction) shall be the Company's Net Profits and Net Losses (or items of income, gain, loss or deduction) not realized by CEL or SEL.

          (l) "Operating Costs" shall mean, with respect to each Series and for any period, all cash expenditures incurred incident to the normal operation of the Company's business and any amounts determined by the Management Committee, from time to time, to be reasonably necessary to provide a reserve for the operations, expenses, debt payments, capital improvements, and contingencies of the Company with respect to such Series.

          (m)  [omitted]

          (n) "Person" shall include any individual, trust, estate, corporation, partnership, limited liability company, association or other entity.

          (o) "Preferred Rate" shall mean 10.5 percent annually, except during the time that there is a positive balance in the Preferred Return Account such rate shall be 14 percent annually.

          (p) "Preferred Return" shall mean an aggregate amount equal to that rate of return which is the Preferred Rate per annum (compounded quarterly) on the Remaining Liquidation Value and any balance in the Preferred Return Account.

          (q) "Preferred Return Account" shall mean, with respect to each Series CEL Preferred Economic Interest holder, an amount, from time to time, equal to the amount of Preferred
Return payable to such holder less the amount distributed to such holder pursuant to Section 8.3.1 of this LLC Agreement.

          (r) "Proceeds" shall mean, with respect to any period and for each Series, gross receipts received by the Company from all sources during such period, including, without limitation, all sales, other dispositions, and refinancing of the Company's property, but does not include Capital Contributions as provided for in Article 6 of this LLC Agreement.

          (s) "Remaining Liquidation Value" means with respect to a Series CEL Preferred Economic Interest the Liquidation Value less all prior distributions made by the Company to the holder of such interest pursuant to Section 8.3.3 of this LLC Agreement.

          (t) "Residual Capital Account Balance" means the excess (if any) of the amount of a Member's or Economic Interest
Owner's positive Adjusted Capital Account Balance over the amount of such Member's or Economic Interest Owner's Preference
Contributions Account balance.

          (u)  "SEL" shall mean Strategic Energy, L.L.C., a
Delaware limited liability company.

          (v)  "Series" shall mean a division of Economic
Interest or Voting Interest, having separate rights, power and duties, with respect to specified property or obligations of the Company, or profits and losses associated with specified property or obligations, as set forth in this LLC Agreement.

          (w) "Series CE Economic Interest" shall mean the ownership interest of a Person, expressed in Units, in the Company's Net Profits, Net Losses and the distribution of cash or property and/or the Company's assets which do not arise from and are not associated with any other Series of Economic Interest.

          (x) "Series CE Voting Interest" shall mean the voting rights of a Person, expressed in Units, in the Company (including without limitation, the right to appoint representatives to the Management Committee as herein provided), with respect to matters which do not pertain to and do not arise out of the Company's ownership interest in CEL and SEL, as set forth in this LLC Agreement.

          (y) "Series CEL Common Economic Interest" shall mean the ownership interest of a Person, expressed in Units, in the Company's Net Profits, Net Losses and the distribution of cash or property and/or the Company's assets arising from or associated with the Company's ownership interest in CEL, as set forth in this LLC Agreement.

          (z) "Series CEL Preferred Economic Interest" shall mean the ownership interest of a Person, expressed in Units, in the Company's profits, losses and the distribution of cash or property and/or the Company's assets arising from or associated with the Company's ownership interests in CEL, as set forth in this LLC Agreement.

          (aa) "Series CEL Common Voting Interest" shall mean the voting rights of a Person, expressed in Units, in the Company (including without limitation, the right to appoint representatives to the Management Committee as herein provided), with respect to matters pertaining to or arising out of the Company's ownership interest in CEL, as set forth in this LLC Agreement.

          (bb) "Series CEL Preferred Voting Interest" shall mean the voting rights of a Person, expressed in Units, in the Company (including without limitation, the right to appoint representatives to the Management Committee as herein provided), with respect to matters pertaining to or arising out of the Company's ownership interest in CEL, as set forth in this LLC Agreement.

          (cc) "Series SEL Economic Interest" shall mean the ownership interest of a Person, expressed in Units, in the Company's Net Profits, Net Losses and the distribution of cash or property and/or the Company's assets arising from or associated with the Company's ownership interests in SEL, as set forth in this LLC Agreement.

          (dd) "Series SEL Voting Interest" shall mean the voting rights of a Person, expressed in Units, in the Company (including without limitation, the right to appoint representatives to the Management Committee as herein provided), with respect to matters pertaining to or arising out of the Company's ownership interest in SEL, as set forth in this LLC Agreement.

          (ee) "Subsidiary" means, with respect to the Company, any Person of which securities or other ownership interests having ordinary voting power to elect at least a majority of the board of directors or other persons performing similar functions are at the same time directly owned or indirectly owned by the Company.

          (ff) "Unit" shall mean a fraction of an Economic Interest or a Voting Interest, as the case may be, the numerator of which shall be one (1), and the denominator of which shall be the total number of issued and outstanding Units of the Company.

          (gg) "Voting Interest" shall mean, with respect to any Member and for each Series, such Person's ownership of voting rights in the Company (including without limitation the right to appoint representatives to the Management committee as herein provided), as set forth in this Agreement. Series CE Voting Interests, Series CEL Common Voting Interests, Series CEL Preferred Voting Interests and Series SEL Voting Interests are, individually and collectively, "Voting Interests".

     2.2  Other Definitional Provisions.

          (a) Exhibit B hereto contains definitions of certain additional terms used therein.

          (b) As used in this Agreement, accounting terms not defined in this Agreement shall have the respective meanings given to them under generally accepted accounting principles.

          (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

          (d) Words of the masculine gender shall be deemed to include the feminine or neuter genders, and vice versa, where applicable.

          (e) Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

                           ARTICLE 3
                           MANAGEMENT

          3.1 Management Committee. The business and affairs of the Company shall be controlled and managed by a Management Committee which, subject to the provisions and limitations contained in this LLC Agreement and any applicable law, shall have the power and authority to take, or cause to be taken, any and all actions necessary and proper to conduct the business affairs of the Company and carry out its duties as described in this LLC Agreement. The Members acknowledge and agree that this Company acts solely as a holding company for the ownership interests in subsidiary operating companies, and that each such operating company is managed by its own management committee.
The Company and its Management Committee shall have the authority, as set forth in this LLC Agreement, only as to decisions with respect to the management of this Company and the sale of its assets (subject in certain cases to the approval of the respective Subsidiary management committees)..

          The Management Committee shall consist of four (4) representatives, one (1) of whom shall be appointed by KLT, one
(1) of whom shall be appointed by MTB, one (1) of whom shall be appointed by ELC, and one (1) of whom shall be appointed by Holdings. In the event of the resignation or death of a representative, the vacancy shall be promptly filled by a nominee of the Member who appointed the departing representative. The appointment of each representative on the Management Committee subsequent to the initial representatives named this Section 3.1 shall be evidenced by an appointment, and acceptance of appointment, in a writing delivered to the Company by the Member entitled to appoint such representative. Each representative will serve on the Management Committee at the pleasure of the Member appointing him or her. The Management Committee shall, as of the date of this LLC Agreement, consist of Ronald G. Wasson appointed by KLT), Gregory J. Orman (appointed by ELC), L. Tim Clemons (appointed by MTB), and Richard M. Zomnir (appointed by Holdings).

          If a Member transfers all of its Economic Interests in all Series and the transferee thereof is admitted as a Member of the Company as provided in Section 11.1 of this LLC Agreement, then the transferee of such Economic Interest shall succeed to such Member's rights to appoint representatives to the Management Committee as provided in this Section 3.1.

     3.2 Chairman and Other Officers. A representative on the Management Committee shall serve as the Chairman of the Management Committee and as Chief Executive Officer of the Company. The initial Chairman of the Management Committee and Chief Executive Officer of the Company shall be Gregory J. Orman. The Chief Executive Officer shall have those duties and responsibilities as are outlined in Section 3.12 hereof. The Company shall have such other officers as may be appointed by the Management Committee, or in the absence of such appointment, as designated by the Chairman of the Management Committee. The Chairman of the Management Committee shall preside at all meetings of the Management Committee, and shall have such other duties and responsibilities as may be assigned by the Management Committee from time to time.

     3.3 Meetings. The Management Committee shall have quarterly meetings within eight weeks after the end of each fiscal quarter. Meetings of the Management Committee may be called by either the Chairman of the Management Committee, or by another representative on the Management Committee, by written notice designating the time and place of the meeting sent to each representative not fewer than five (5) nor more than ten (10) days before the date of the meeting to the address of the Member appointing such representative. If no place is designated, then the meeting shall be held at the Company's principal place of business. If all of the representatives to the Management Committee meet at any time and place, the meeting shall be valid without call or notice and any lawful action may be taken at such meeting.

     3.4 Quorum. The presence of three (3) representatives of the Management Committee shall constitute a quorum at any duly called meeting of the Management Committee.

     3.5  Voting.  Each representative on the Management
Committee shall be entitled to an equal vote upon each matter submitted or required to be submitted to a vote at a meeting of the Management Committee. An affirmative vote of three representatives shall be required to approve the action to be taken by the Management Committee.

     3.6 Action Without A Meeting. Any action which is required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, is signed by each of the representatives to the Management Committee and filed with the Company.

     3.7 Telephone Meetings. Representatives of the Management Committee may participate in a meeting of the Management Committee by means of conference telephone or other similar communication equipment whereby all persons participating in the meeting can hear each other. Participation in the meeting in this manner constitutes presence in person at the meeting.

     3.8 Waiver of Notice. Whenever any notice is required to be given to any representative to the Management Committee, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at or after the time stated therein, and delivered to the Company for inclusion in the minutes or filing with the Company's records, shall be deemed equivalent to the giving of such notice.

     3.9 Salary and Expenses. Representatives serving on the Management Committee, as such, shall not receive any stated salary for their services on the Management Committee, but by resolution of the Management Committee may receive reimbursement of expenses of attendance at each meeting of the Management Committee.

     3.10 Powers of Members. The Members shall have the sole and exclusive power to approve the following, upon the unanimous consent of all Members holding Series CE Voting Interests, or Voting Interests in the relevant Series as the case may be:

          3.10.1    Amend this LLC Agreement;

          3.10.2 Take any action or fail to take any action with respect to any Series in contravention of this LLC
Agreement;

          3.10.3 Dissolve and wind up the business of the Company or any Series, or the taking of any corporate or other action by or on behalf of the Company in furtherance of the foregoing (except as contemplated in Sections 3.11 and 13.2);

          3.10.4    Require additional Capital Contributions to a
Series or modify a Member's or Economic Interest Owner's obligation to make a Capital Contribution to a Series (except as provided in Article 6 of this LLC Agreement);

          3.10.5 Assume, incur, or guarantee or become liable for any indebtedness or borrowed money on behalf of a Series of the Company if such indebtedness or borrowed money is recourse to any of the Members of the Series.

     3.11 Powers of the Management Committee. Except as set forth in Section 3.10 above, the Management Committee shall have the power to do the following, without the consent of the Members; provided, however, that any such action affecting the rights, obligations, assets or business of a Series must also be approved by the Management Committee of SEL and/or CEL, as applicable:

          3.11.1 Merge or consolidate or agree to merge or consolidate the Company with or into any other entity;

          3.11.2 Make an acquisition of, or investment in, any business enterprise or venture by a Series;

          3.11.3 Assume, incur or guarantee or become liable for any indebtedness or borrowed money on behalf of the Company or a Series;

          3.11.4    Take such other actions specified in this LLC
Agreement as requiring the consent or approval of the Management
Committee;

          3.11.5 Sell, exchange, lease, mortgage, pledge or otherwise dispose of all or a substantial portion of the property and assets of the Company or Series in a single transaction or series of related transactions;

          3.11.6 Make any distributions to the Members or Economic Interest Owners holding an Economic Interest in a
Series, except as otherwise provided in or contemplated by this LLC Agreement;

          3.11.7 File any registration statement (other than a Form S-8) or any amendments thereto with the Securities and Exchange Commission ("SEC") registering any of the Voting Interests, Economic Interests or other securities of the Company or file or prepare a prospectus in accordance with Rule 424(b) as promulgated by the SEC;

          3.11.8 The partition of any assets of a Series of the Company or any distribution of any assets of a Series of the Company;

          3.11.9 Admit any substitute or additional Members or Economic Interest Owners in any Series (except as provided in Articles 6 or 10 of this LLC Agreement);

          3.11.10 The sale, assignment or transfer of a Voting
Interest or Economic Interest of a Series, except as otherwise expressly permitted by this LLC Agreement.

     3.12 Duties of Chief Executive Officer. The Chief Executive Officer shall be responsible for the management of the day to day business and affairs of the Company and as otherwise directed by the Management Committee from time to time. Any decision or act of the Chief Executive Officer within the scope of the Chief Executive Officer's authority granted hereunder shall control and bind the Company. The Chief Executive Officer may, at his sole discretion, delegate his duties and responsibilities hereunder to other officers of the Company. Except as set forth in Sections
3.10 and 3.11 above, the Chief Executive Officer shall have the power to do the following, without the consent of the Members or the Management Committee:

          3.12.1 Control of the day-to-day operations of the Company;

          3.12.2 Carrying out and affecting all directions of the Management Committee;

          3.12.3 Providing for the accounting function for the Company;

          3.12.4 Applying for and obtaining all appropriate insurance coverage;

          3.12.5 Temporary investment of the Company's funds and short-term investments providing for appropriate safety of principal;

          3.12.6    Engaging in any kind of activity and
performing and carrying out all contracts of any kind necessary to, in connection with or incidental to the accomplishment of the purposes and business of the Company, so long as said activities and contracts are in the ordinary course of business;

          3.12.7    Negotiate, execute and perform all
agreements, and exercise all rights and remedies of the Company in connection with the foregoing; and

          3.12.8 Providing quarterly and annual operating and financial reports to the Management Committee.

     3.13 Removal or Resignation of Chief Executive Officer. The Management Committee may remove and replace the Chief Executive Officer, in its sole and absolute discretion if, at any time or from time to time, it becomes dissatisfied with the Chief Executive Officer's performance under this Agreement (regardless of whether such dissatisfaction shall constitute legal "cause" for termination). A Person who has been removed as Chief Executive Officer shall continue to be a Member or Economic Interest Owner for all other purposes of this Agreement, if the Chief Executive Officer is also a Member or Economic Interest Owner in the Company.

          The Chief Executive Officer of the Company may resign at any time by giving sixty (60) days advance written notice to each of the representatives to the Management Committee. The resignation of a Chief Executive Officer shall take effect sixty
(60) days from the date of the notice or at such later time as shall be specified in the notice and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Chief Executive Officer who is also a Member or Economic Interest Owner shall not affect the Chief Executive Officer's rights as a Member or Economic Interest Owner and shall not constitute a withdrawal of the Member or Economic Interest Owner from the Company.

     3.14 Compensation of Chief Executive Officer. The compensation of the Chief Executive Officer shall be fixed from time to time by the Management Committee, and no Chief Executive Officer shall be prevented from receiving any such compensation because the Chief Executive Officer is also a Member or Economic Interest Owner of the Company.

     3.15 Restrictions on the Members.  No Member or Economic
Interest Owner individually shall have the authority to do any binding act on behalf of the Company without the approval of the Members as provided in this LLC Agreement.

                           ARTICLE 4
               RIGHTS AND OBLIGATIONS OF MEMBERS

     4.1 Limitation of Liability. Each Member's and Economic Interest Owner's liability shall be limited as set forth in this LLC Agreement, the Delaware Act and other applicable law. To the maximum extent allowed by the Delaware Act and other applicable law, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Company generally.

     4.2 Company Liabilities. A Member or Economic Interest Owner will not be personally liable for any debts or losses of the Company beyond the Member's or Economic Interest Owner's respective capital contributions and any obligation of the Members and Economic Interest Owners to make additional Capital Contributions as provided in this LLC Agreement, except as required by law.

     4.3 Priority and Return of Capital. Except as otherwise expressly provided in this LLC Agreement, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either for the return of Capital Contributions or for Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

     4.4 Liability of a Member or Economic Interest Owner to the Company. A Member or Economic Interest Owner who rightfully receives a return in whole or in part of its Capital Contribution is liable to the Company only to the extent now or hereafter provided by the Delaware Act.

     4.5 Independent Activities. Except as may otherwise be agreed upon in writing between the Company and a Member or Economic Interest Owner, each Member or Economic Interest Owner shall be required to devote only such time to the affairs of the Company as such Member or Economic Interest Owner determines in its sole discretion, and each such Member or Economic Interest Owner shall be free to serve any other Person in any capacity that it may deem appropriate in its discretion; provided, however, that no Member or Economic Interest Owner shall either directly or indirectly engage in any activities which in any way concern or are related to the license, sale, provision, use or marketing of products, services or activities which are licensed, sold, provided, used or marketed by the Company or its Subsidiaries, or which activities otherwise are competitive with the Company or its Subsidiaries or otherwise, without first acquiring the written approval of each of the representatives of the Management Committee not appointed by the Member or Economic Interest Owner requesting or requiring such approval, and except as otherwise permitted by the Employment Agreement between Dayton Hahs and CEL as successor to Power Systems Solutions, L.L.C., Missouri limited liability company ("PSS"), the Employment Agreement between L. Tim Clemons and CEL as successor to PSS, and that certain Amended and Restated Noncompete Agreement between Michael Cillissen and CEL.

                           ARTICLE 5
                      MEETINGS OF MEMBERS

     5.1 Annual Meeting. The annual meeting of the Members shall be held on the second Tuesday in April or at such other time as shall be determined by the Members for the purpose of the transaction of such business as may come before the meeting. The matters requiring the consent of the Members are set forth in
Section 3.10.

     5.2 Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member or Members holding at least one-fifth (1/5) of all Series CE Voting Interests held by the Members.

     5.3 Place of Meetings. The Members may designate any place, either within or outside the state of Delaware, as the place of meeting for any meetings of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal place of business of the Company.

     5.4 Notice of Meetings. Except as provided in Section 5.5 below, for any annual meeting held at such time as provided in
Section 5.1 above, and for all special meetings, written notice stating the place, day, and hours of the meeting and the purpose or purposes for which the meeting is called shall be delivered not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Members calling the meeting, to each Member entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the Member at the Member's address as it appears on the books of the Company, with postage thereon prepaid.

     5.5 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the state of Delaware, and consent to the holding of a meeting at that time and place, the meeting shall be valid without call or notice, and at the meeting lawful action may be taken.

     5.6 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjourned meeting, the date on which notice of the meeting is mailed shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination shall apply to any adjourned meeting.

     5.7 Quorum. Three Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, the Members represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

     5.8 Voting. If a quorum is present, the affirmative vote of three Members of the relevant Series (or in the case of Series CEL, the lesser of three Members or all Members whose representative on the CEL management committee at such time may cast votes) shall be the act of the Members respecting such Series, unless the vote of a greater proportion or number is required by this LLC Agreement, the Company's Certificate of Formation or the Delaware Act. Unless otherwise expressly provided in this LLC Agreement or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent, their vote shall be counted in the determination of whether the requisite matter was approved by the Members.

     5.9 Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or a duly authorized attorney-in-fact. The proxy shall be delivered to any one (1) or more of the remaining Members before or at the time of the meeting. No proxy shall be valid after three (3) years from the date of its execution, unless otherwise provided in the proxy.

     5.10 Action by Members without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more counterparts of a written consent describing the action taken and signed by each Member entitled to vote, which consent shall be included in the minutes or filed with the Company records.
Action taken under this Section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

     5.11 Waiver of Notice. When any notice is required to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the given time stated therein, and delivered to the Company for inclusion in the minutes or filing with the Company records, shall be equivalent to the giving of the notice. A Member's attendance at any meeting shall constitute a waiver: (i) to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to the holding of the meeting or transacting business at the meeting; and (ii) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless such person objects to considering the matter when it is presented.

     5.12 Chairperson of Meeting; Designation of Authorized Representatives. Each meeting of Members shall be conducted by the Chairman or such other Person as the Chairman may appoint pursuant to such rules for the conduct of the meeting as the Chairman or such other Person deems appropriate. Each Member shall designate to the Chairman, in writing, one (1) authorized representative of the Member who will vote or consent on all matters under this LLC Agreement for such Member. Such designation will continue until revoked in writing. Within thirty (30) days of the execution of this Agreement, the Members shall designate their initial authorized representative.

                           ARTICLE 6
                     CAPITAL CONTRIBUTIONS

     6.1 Initial Capital Contributions. A Capital Account shall be maintained for each Member as provided in Section 2.1(b) above, which shall include the initial Capital Contribution of each Member as set forth on Exhibit A, attached hereto. The number of Units of Voting Interest and Economic Interest of each Member in each Series shall be as also set forth in Exhibit A.
No Member shall have any interest or rights in the capital contributed by any other Member.

     6.2  Additional Capital Contributions.

          6.2.1 Series CEL Additional Contributions. If the holders of all of the Series CEL Common Economic Interests determine that CEL needs an Additional Capital Contribution, the Management Committee of the Company shall require the holders of the Series CEL Common Economic Interests to make an Additional Capital Contribution in the amount so determined by such Series CEL Economic Interest holders. Unless otherwise agreed by the Series CEL Common Economic Interest holders, each such holder shall within thirty (30) days of such determination contribute their respective share of the additional contribution to the capital of the Company, which share shall be determined on a pro rata basis with reference to the relationship of each respective Member's or Economic Interest Owner's Economic Interest of such Series to the total of the Economic Interests of all of the Members and Economic Interest Owners of such Series. The Chairman shall make such determination and provide notice to each Member and Economic Interest Owner of such Series within ten (10) days of such vote or consent of the call for such additional contribution, the amount to be contributed by such person, and the date on which such contribution is due. Unless otherwise agreed to by the affirmative vote or consent of all of the Members holding such Series, all such additional Capital Contributions shall be made in cash. No voluntary contributions to capital shall be made by any Member or Economic Interest Owner absent the affirmative vote or consent of all of the Members. If all of the Series CEL Common Economic Interest holders determine to allow such additional capital contribution by a person who is not presently a Series CEL Common Economic Interest holder, such person shall be admitted as a Member of the Company and shall be issued a number of Series CEL Common Equity Interest units as may be determined by the then existing Series CEL Common Economic Interest holders. Any Additional Capital Contributions made to the Company pursuant to this Section 6.2.1 shall be immediately made to CEL and any Member making an Additional Capital Contribution pursuant to this Section 6.2.1 is hereby authorized to make such Contribution directly to CEL on the Company's behalf. If not all Members make their proportionate contribution, the amount of any Additional Capital Contribution for such particular capital call shall be returned immediately.

          6.2.2 Series CE and SEL Additional Capital Contributions. The Members and Economic Interest Owners recognize that Series CE or SEL of the Company may require additional capital from time to time in order to accomplish the purposes and the business for which the Company is formed. If by an affirmative vote or consent all of the Members holding Voting Interests in such particular Series determine in good faith that additional Capital Contributions for a particular Series are necessary for the operation of the Company or its Subsidiaries, each Member and Economic Interest Owner of such Series shall within thirty (30) days of such vote or consent contribute their respective share of the additional contribution to the capital of the Company as determined by all of the Members of such Series pursuant to such affirmative vote or consent, which share shall be determined on a pro rata basis with reference to the relationship of each respective Member's or Economic Interest Owner's Economic Interest of such Series to the total of the Economic Interests of all of the Members and Economic Interest
Owners of such Series.   The Chairman shall make such
determination and provide notice to each Member and Economic Interest Owner of such Series within ten (10) days of such vote or consent of the call for such additional contribution, the amount to be contributed by such person, and the date on which such contribution is due. Unless otherwise agreed to by the affirmative vote or consent of all of the Members holding such Series, all such additional Capital Contributions shall be made in cash. No voluntary contributions to capital shall be made by any Member or Economic Interest Owner absent the affirmative vote or consent of all of the Members. Any Additional Capital Contributions made to the Company for the benefit of SEL pursuant to this Section 6.2.2 shall be immediately made to SEL and any Member making an Additional Capital Contribution pursuant to this
Section 6.2.2 is hereby authorized to make such Contribution directly to SEL on the Company's behalf. If not all Members make their proportionate contribution, the amount of any Additional Capital Contribution for such particular capital call shall be returned immediately.

     6.3  Breach or Violation of Indemnity Obligations.

          6.3.1 None of the terms, covenants, obligations or rights contained in Section 6.2 and this Section 6.3 are or shall be deemed to be for the benefit of any Person or entity other than the Members, Economic Interest Owners, and the Company, and no such third person shall under any circumstances have any right to compel any actions or payments by the Members or Economic Interest Owners.

          6.3.2 Any breach or violation by a Member (including a Member possessing only voting rights as provided for under this LLC Agreement) of any indemnity obligations contained in this LLC Agreement will result in such Member or Economic Interest Owner being deemed a "Non-Contributing Person" by reason of the failure to make an additional Capital Contribution in the amount of the losses, damages, costs and expenses (including reasonable attorneys' fees) incurred by the Company or the non-breaching Members by reason of such breach or violation. If the deemed Non-Contributing Person fails to cure such breach or violation to the satisfaction of the Management Committee and the non-breaching Members within thirty (30) days after its receipt of notice of such breach or violation from the Management Committee (which notice shall be sent pursuant to a unanimous vote of the Management Committee determined in good faith, except that any representative of the Non-Contributing Person in the Management Committee shall not be permitted to vote on such action), the deemed Non-Contributing Person shall relinquish all voting rights associated with its Voting and Economic Interest for all Series, and the Negative Preference Contribution Account of the Non-Contributing Person will be decreased by an amount equal to the value of such damages as determined by the Management Committee. Thereafter, the deemed Non-Contributing Person may cure such breach or violation by making a cure contribution; provided, however, that should it ultimately be determined by the affirmative vote or consent of a Majority in Interest or by a court of competent jurisdiction that any such damages were not attributable to a breach or violation of this LLC Agreement by such deemed Non-Contributing Person, such deemed Non-Contributing Person shall immediately be reinvested with any and all voting rights lost on account the operation of this
Section 6.3.2 and any economic consequences of the tentative operation of this Section 6.3.2 on the Non-Contributing Person (such as a loss of distributions or payment by such Non-Contributing Person of any Cure Contribution or other payment in respect of such alleged breach or violation) shall be properly cured and reversed.

     6.4  Negative Preference Contributions.

          6.4.1 A "Negative Preference Contribution Account" which shall be a memorandum account, shall be maintained for each Member with respect to its Series SEL Economic Interests.

          6.4.2     Each Member's Negative Preference
Contribution Account shall have an initial balance of zero and be decreased as follows:

               6.4.2.1 In the case of Holdings, the initial balance in its Negative Preference Contribution Account shall be decreased by: (A) the amount of any "Indemnifying Losses" (as hereinafter defined) which are incurred by the Company by reason of the breach by Holdings of any of the terms, conditions, covenants, representations, or warranties contained in the Exchange Agreement (as hereinafter defined); (B) an amount as determined for such Member as set forth in Section 6.3.2; and (C) an amount equal to a return thereon at the rate of eight percent (8%) per annum (the daily portion of which shall be deemed deducted from the Negative Preference Contribution Account on a daily basis).

               6.4.2.2   In the case of all other Members
(excluding Holdings), the initial balance in their respective Negative Preference Contribution Account shall be decreased by:
(A) such Member's "Proportionate Pre-Closing Percentage" of the value of any Indemnifying Losses incurred by Holdings by reason of the breach by the Company of any terms, conditions, covenants, representations, or warranties contained in the Exchange Agreement; and (B) an amount equal to a return thereon at the rate of eight percent (8%) per annum (the daily portion of which shall be deemed deducted from the Negative Preference Contribution Account on a daily basis).

          6.4.3     Each Member's Negative Preference
Contribution Account shall be increased (but not above zero) by the amount of each distribution for all Series to which each Member was otherwise entitled pursuant to Sections 8.2.1 or 12.7(d) hereof (in each case, as of the time of such deemed distribution).

          6.4.4     Definitions.  For purposes of this Section
6.4, the following terms shall have the following meanings:

               6.4.4.1 The term Indemnifying Losses" shall mean the Indemnifying Losses" as such term is defined in that certain Exchange Agreement (the "Exchange Agreement") dated as of the 22nd day of October, 1998, by and among the Company, Holdings and Strategic Energy, L.L.C., a Delaware limited liability company ("SEL").

               6.4.4.2 The term "Proportionate Pre-Closing Percentage" shall mean the ownership interest of a Member (other than Holdings) in the Company prior to the issuance of 3,333,334 Units of Economic Interest to Holdings pursuant to the Exchange Agreement, which, for purposes of this LLC Agreement, shall be as follows: (i) KLT shall have a 62.88% Proportionate Pre-Closing Percentage; (i) MTB shall have a 29.47% Proportionate Pre-Closing Percentage; and (i) ELC shall have a 7.65% Proportionate Pre-Closing Percentage.

          6.4.5 The Company shall decrease a Member's Negative Preference Contribution Account pursuant to Section
6.4.2 after incurring Indemnifying Losses provided that the Company shall have given such Member twenty (20) days written notice (which notice shall be sent pursuant to a unanimous vote of the Management Committee determined in good faith, except that any representative of the breaching Member in the Management Committee shall not be permitted to vote on such action), of an opportunity to cure the Indemnifying Losses and the facts related thereto. The Company shall reimburse such Member for its damages and attorneys' fees to the extent a Majority in Interest or a court of law determines that the Company incorrectly applied the Indemnifying Losses to a Member's Negative Preference Contribution Account.

     6.5 Capital Accounts of Members. The amount of any additional Capital Contribution made by any Member or Economic Interest Owner shall be added to the Capital Account of such contributing Member or Economic Interest Owner for the applicable Series as of the date of expiration of the thirty (30) day periods and/or ten (10) day period, as the case may be, set out in Sections 6.2.1 and 6.2.2 above. Any increase in a Member's or Economic Interest Owner's Preference Contribution Account pursuant to Section 6.3.2 shall not be added to such Member's or Economic Interest Owner's Capital Account for each Series.

     6.6 Adjustment of Interests. If additional Capital Contributions are made in accordance with Sections 6.2.1 and
6.2.2 above, or in conjunction with the admission of a new Member pursuant to Article 11 of this LLC Agreement, the Economic and Voting Interests of each Member and Economic Interest Owner shall be adjusted for the applicable Series (which shall be reflected on a revised Exhibit A) to reflect such additional contributions in accordance with the following formula:

          6.6.1 Each Member's and Economic Interest Owner's Economic and Voting Interests shall be adjusted to the same ratio as the Member's or Economic Interest Owner's total Adjusted Capital Account bears to the total Adjusted Capital Accounts of all the Members and Economic Interest Owners as of the adjustment date. The adjustment date shall be the date of the expiration of the thirty (30) day period and/or ten (10) day period, as the case may be, set out in Sections 6.2.1 and 6.2.2 above or the date a new Member is admitted, as the case may be.

          6.6.2 This Economic and Voting Interests adjustment shall be made after every additional Capital Contribution, whether such additional Capital Contribution is the result of the admission of a new Member or a call for additional contributions. In the event that there is any transfer in whole or in part, of a Member's or Economic Interest Owner's Voting or Economic Interests in the Company, then the transferee of such Member or Economic Interest Owner shall stand in the same position as the Member or Economic Interest Owner whose interest they have acquired, unless all of the Members have agreed otherwise.

     6.7 Interest and Other Amounts. No Member or Economic Interest Owner shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered to or on behalf of the Company or otherwise in its capacity as a Member or Economic Interest Owner, except as otherwise provided in this LLC Agreement or other agreement approved and ratified by all of the Members between the Company and such Member or Economic Interest Owner.

     6.8 Amendment of Documents. Except as provided above or pursuant to a Member's or Economic Interest Owner's acquisition of an additional Economic Interest as permitted under this LLC Agreement, any adjustments in Economic or Voting Interests for any Series shall be effectuated by amending this LLC Agreement and the execution and filing of any other documents required by the Delaware Act.

     6.9 Withdrawal of Capital Contribution. Except as otherwise provided in this LLC Agreement, the affirmative vote or consent of all of the Members shall be required to modify, compromise or release the amount and/or character of a Member's or Economic Interest Owner's Capital Contribution, or any promise made by a Member as consideration for the acquisition of an interest in the Company. Under circumstances requiring the return of any Capital Contribution, no Member or Economic Interest Owner shall have the right to receive any property of the Company, other than cash, except as may be specifically provided herein.

     6.10 Loans of Members. A Member or Economic Interest Owner may loan cash or other property to the Company, should additional funds be required, upon such terms as all of the Members shall agree by affirmative vote or consent. Loans by any Member or Economic Interest Owner to the Company shall not be considered as contributions to the capital of the Company. Except as otherwise provided in this LLC Agreement, none of the Members or Economic Interest Owners shall be obligated to make any loan or advance to the Company.


                           ARTICLE 7
                          ALLOCATIONS

     7.1 Net Profits of Series CE. After giving effect to the special allocations set forth in this Article 7, Net Profits attributable to Series CE for any fiscal year shall be allocated among the Members and Economic Interest Owners of Series CE as follows and in the following order of priority:

          7.1.1 First, to the Series CE Common Economic Interest holders with a Negative Preference Contribution Account balance, until an amount of Net Profit allocated pursuant to this
Section 7.1.1 (taking into account the Net Profit allocated pursuant to this Section 7.1.1 for all prior years and the current year) shall equal the aggregate accrued return described in Section 6.4.2.1(B) or 6.4.2.2(B) (as applicable), in proportion of such Members aggregate Negative Preference Contribution Account balance;

          7.1.2 Next, to the Series CE Economic Interest holders in proportion to their respective number of Series CE
Economic Interest units.

     7.2 Net Losses for Series CE. After giving effect to the special allocations set forth in this Article 7, Net Losses attributable for Series CE Economic Interest holders for any fiscal year shall be allocated among the Series CE Economic Interest holders in proportion to their respective number of Series CE Economic Interest units.

     7.3 Net Profits of Series SEL. After giving effect to the special allocations set forth in this Article 7, Net Profits attributable to Series SEL for any fiscal year shall be allocated among the Series SEL Economic Interest holders in proportion to their respective number of Series SEL Economic Interest units.

     7.4 Net Losses for Series SEL. After giving effect to the special allocations set forth in this Article 7, Net Losses attributable to Series SEL for any fiscal year shall be allocated among the Series SEL Economic Interest holders in proportion to their respective number of Series SEL Economic Interest units.

     7.5 Gross Income, Net Profits and Net Losses of Series CEL. After giving effect to the special allocations set forth in this
Article 7, gross income, Net Profits and Net Losses as determined after taking into account allocations of gross income pursuant to
Section 7.5.1 attributable to Series CEL for any fiscal year shall be allocated among the Members and Economic Interest Owners of Series CEL as follows.

          7.5.1 Gross Income Allocation. The Company shall allocate gross income realized by CEL to the holders of a Series
CEL Preferred Economic Interest in an amount equal to the Preferred Return which had accrued during such fiscal year.

          7.5.2     Net Profits.

               7.5.2.1 First, to the holders of Series CEL Common Economic Interests, in an amount equal to the Net Loss allocated to such holders pursuant to Section 7.5.3.3 (and not previously offset by this Section 7.5.2.1), in proportion to their respective number of Series CEL Common Economic Interest units;

               7.5.2.2 Next, to the holders of the Series CEL Preferred Economic Interest holders, in an amount equal to the Net Loss allocated to such holders pursuant to Section 7.5.3.2 (and not previously offset by this Section 7.5.2.2), in proportion to the Net Loss allocated pursuant to such Section 7.5.3.2;

               7.5.2.3 Next, to the holders of to the holders of Series CEL Common Economic Interests, in an amount equal to the Net Loss allocated to such holders pursuant to Section
7.5.3.1 (and not previously offset by this Section 7.5.2.3),in proportion to the Net Loss allocated pursuant to such Section 7.5.3.1;

               7.5.2.4   Then, to the holders of Series CEL
Common Economic Interests, in proportion to their respective number of Series CEL Common Economic Interest units.

               7.5.3          Net Losses.  Net Losses
attributable to Series CEL for any fiscal year shall be allocated among the Members and Economic Interest Owners of Series CEL as follows and in the following order of priority:

               7.5.3.1   First, to the holders of Series CEL
Common Economic Interests, to the extent of their positive
Capital Account balances, in proportion to their respective number of Series CEL Common Economic Interest units;

               7.5.3.2   Next, to the holders of the Series CEL
Preferred Economic Interest holders, to the extent of their respective Remaining Liquidation Values, in proportion to their respective amounts of Remaining Liquidation Value.

               7.5.3.3   Then, to the holders of Series CEL
Common Economic Interests, in proportion to their respective number of Series CEL Common Economic Interest units.

          7.5.4 Contribution and Deduction with Respect to CEL Phantom Stock Plan. MTB shall contribute to CEL an amount equal to CEL's obligation under the Custom Energy Phantom Stock Plan (the "Phantom Plan") with respect to the SEL Component, as defined in the Phantom Plan, of any such payment obligation. To the extent MTB makes such contribution to CEL, MTB will be allocated the deduction attributable to CEL's payment of the SEL Component equal to such contribution amount. MTB is not entitled to receive any additional units as a result of such contribution.

     7.6 Special Allocations. Notwithstanding the prior allocation provisions, the special allocations set forth in Exhibit B shall be made in the order set forth therein.


                           ARTICLE 8
              ACCOUNTING, DISTRIBUTIONS AND TAXES

     8.1 Distribution of Cash for Series SEL. Within 45 days after the close of each quarter of each fiscal year, or more frequently upon the affirmative vote or consent of the Management Committee of SEL, cash received by the Company from distributions from SEL shall be distributed to the Members and Economic Interest Owners for such Series as follows:

          8.1.1 First, to the Series SEL Members and Economic Interest Owners in proportion to the number of their respective SEL Economic Interest Units in an amount equal to forty-five percent (45%) of the Net Profits of the Company attributable to Series SEL with respect to such period (and prior periods if not previously distributed), or such greater amount as may be determined upon the affirmative vote or consent of all of the SEL Management Committee or required to pay any "Accrued Flow-Through Tax Liability" attributed to the Members from the Company;

          8.1.2     Next, to the Series SEL Members and Economic
Interest Owners in proportion to their respective number of Series SEL Economic Interest units.

     Further, notwithstanding the foregoing, no distributions shall be made unless, after distribution is made, the assets of the Company attributable to such Series are in excess of the liabilities of the Company attributable to such Series, except amounts payable to Members or Economic Interest Owners on account of Capital Contributions.

     For purposes of this Article 8, the term "Accrued
Flow-Through Tax Liability" shall mean any federal or state tax liability assessed against the Members by virtue of any Net
Profits of the Company.

     8.2 Distribution of Cash for Series CE. Within 45 days after the close of each quarter of each fiscal year, or more frequently upon the affirmative vote or consent of the Management Committee, available cash of the Company (other than cash received by the Company from distributions from CEL or SEL) shall be distributed to the Members and Economic Interest Owners for such Series as follows:

          8.2.1 First, to the Series CE Members and Economic Interest Owners with a Negative Preference Contribution Account balance in proportion to their respective Negative Preference Contribution Account balances, up to the amount necessary to reduce all such Preference Contribution Account balances to zero;

          8.2.2 Next, to the Series CE Members and Economic Interest Owners in proportion to the number of their respective CE Economic Interest Units in an amount equal to forty-five percent (45%) of the Net Profits of the Company attributable to Series CE with respect to such period (and prior periods if not previously distributed), or such greater amount as may be determined upon the affirmative vote or consent of all of the Management Committee or required to pay any "Accrued Flow-Through Tax Liability" attributed to the Members from the Company;

          8.2.3     Next, to the Series CE Members and Economic
Interest Owners in proportion to their respective number of Series CE Economic Interest units.

     Further, notwithstanding the foregoing, no distributions shall be made unless, after distribution is made, the assets of the Company attributable to such Series are in excess of the liabilities of the Company attributable to such Series, except amounts payable to Members or Economic Interest Owners on account of Capital Contributions.

     8.3 Distribution of Cash for Series CEL. Within forty five (45) days after the close of each quarter of each fiscal year, or more frequently upon the affirmative vote or consent of all of the management committee of CEL, cash received by the Company from distributions from CEL shall be distributed to the Members and Economic Interest Owners for such Series as follows:

          8.3.1     First, to each holder of Series CEL Preferred
Economic Interest, an amount equal to any balance in such holder's Preferred Return Account;

          8.3.2 Next, an amount equal to 45% of the Net Profits with respect to such period (and prior periods if not previously distributed), if any, to the Members and Economic Interest Owners holding Series CEL Common Economic Interests in proportion to their respective number of Series CEL Economic Interest Units;

          8.3.3     Next, an amount, as designated by the CEL
Management Committee, on or before the dates specified below, to the holders of Series CEL Preferred Economic Interest, as set forth below:

          Calendar Year            Distribution amount

          2000                     $500,000
          2001                     $1,000,000
          2002                     $1,500,000
          2003                     $2,000,000
          2004                     $2,000,000
          2005                     Remaining Liquidation Value

Upon the payments of the above amounts, a proportionate share of the Series CEL Preferred Economic Interest units shall be canceled so that upon the final payment no such units shall be outstanding; and

          8.3.4     Then, to the Members and Economic Interest
Owners holding Series CEL Common Economic Interests in proportion to their respective number of SEL Economic Interest Units.

     Further, notwithstanding the foregoing, no distributions shall be made unless, after distribution is made, the assets of the Company attributable to such Series are in excess of the liabilities of the Company attributable to such Series, except amounts payable to Members or Economic Interest Owners on account of Capital Contributions.

     8.4 Other Distributions. Notwithstanding anything to the contrary in this LLC Agreement, the Members expressly agree that all the gain or income, and all associated tax consequences, resulting from the sale of those certain PSE&G Rebate Streams set forth in Exhibit C to this Agreement shall be distributed to KLT and MTB in accordance to their respective pre-merger percentages in PSS, as set forth in Section 6.4.4.2 within thirty (30) days after the Company's receipt of the proceeds from the sale of the PSE&G Rebate Stream. Further, any tax consequences associated with the reconciliation of the book/tax difference of the PSE&G Rebate Stream shall also be distributed to KLT and MTB in accordance to their respective pre-merger percentages in PSS, as set forth in Section 6.4.4.2.

     8.5 Accounting. The fiscal and tax year of the Company shall be the calendar year. For tax purposes, the records of the Company shall be maintained on an accrual method of accounting. The books of account of the Company shall be kept and maintained at all times at the principal place of business of the Company or such other location as determined by the Management Committee. Each Member shall have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books of account of the Company, and a list of the names and addresses of all of the Members and Economic Interest Owners. Such right may be exercised through any agent of such Member. Each Member shall bear all expenses incurred in any examination made for its account.

     As soon as reasonably practicable after the end of each calendar month, the Chief Executive Officer shall furnish each Member and Economic Interest Owner with an interim unaudited balance sheet of the Company as of the last day of such calendar month, an unaudited statement of profit or loss of the Company for such calendar month, and an unaudited statement of cash receipts and disbursements for such calendar month, each separately stating such amounts for each Series and each prepared in accordance with generally accepted accounting principles. As soon as reasonably practicable after the end of each fiscal and tax year, the Chief Executive Officer shall furnish each Member and Economic Interest Owner with: (i) a balance sheet of the Company as of the last day of such fiscal or tax year, a statement of profit or loss of the Company for such year, and a statement of cash receipts and disbursements, each separately stating such amounts for each Series and each prepared in accordance with generally accepted accounting principles and audited by the Company's independent certified public accountants; (ii) a statement showing the amounts allocated to or allocated against each Member and Economic Interest Owner pursuant to Article 7 of this LLC Agreement during or in respect of such year, and any items of income, deduction, credit, or loss allocated to them; and (iii) a copy of the federal income tax return of the Company.

     8.6 Tax Elections. Upon the affirmative vote or consent of the Management Committee, the Tax Matters Member shall make any tax election for the Company allowed under the Internal Revenue Code of 1986, as amended; provided, however, that upon the request of a transferring or distributing Member (of LLC property), the Tax Matters Member shall make an election to cause the basis of Company property to be adjusted for federal income tax purposes as provided by Section 734 and 743 of the Internal Revenue Code of 1986, as amended, pursuant to such transfer of an Economic Interest or the death of or distribution of property to such Member or Economic Interest Owner provided further however, that the requesting Member shall reimburse the Company for all incremental reporting costs associated therewith.

     8.7 Tax Matters Partner. KLT is hereby designated as the Tax Matters Partner of the Company pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. If KLT ceases to be a Member, its status as Tax Matters Partner shall cease, and a successor Tax Matters Partner shall be as chosen by the affirmative vote or consent of all of the Members.

                           ARTICLE 9
                 REPRESENTATIONS AND WARRANTIES

     9.1 In General. As of the date hereof, each Member (each a "Representing Party") makes each of the following representations and warranties applicable to such Member:

          9.1.1 If such Representing Party is a corporation, partnership, trust, limited liability company, limited liability partnership or any other legal entity, it is duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority as an entity to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Representing Party is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Representing Party has the power and authority as an entity to execute and deliver this LLC Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this LLC Agreement has been duly authorized by all necessary actions of the Representing Party entity. This LLC Agreement constitutes the legal, valid, and binding obligation of such Representing Party.

          9.1.2 Neither the execution, delivery, and performance of this LLC Agreement nor the consummation by such Representing Party of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Representing Party, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement, certificate of formation, articles of organization, or other formation and operating documents of such Representing Party, or of any material agreement or instrument to which such Representing Party is a party or by which such Representing Party is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization or approval under any indenture, mortgage, lease agreement, or instrument to which such Representing Party is a party or by which such Representing Party is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Representing Party.

          9.1.3 Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Representing Party under this LLC Agreement or the consummation by such Representing Party of any transaction contemplated hereby has been completed, made or obtained on or before the effective date of this LLC Agreement.

          9.1.4 There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Representing Party, threatened against or affecting such Representing Party or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Representing Party's ability to perform its obligations under this LLC Agreement or to have a material adverse effect on the consolidated financial condition of such Representing Party; and such Representing Party has not received any currently effective notice of any default, and such Representing Party is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Representing Party's ability to perform its obligations under this LLC Agreement or to have a material adverse effect on the consolidated financial condition of such Representing Party.

          9.1.5 Such Member acquired its interest in the Company based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this LLC Agreement will be based upon its own investigation, analysis and expertise. Such Member's acquisition of its interest in the Company has been made for its own account for investment, and not with a view to the sale or distribution thereof.

                           ARTICLE 10
                    RESTRICTIONS ON TRANSFER

     10.1 General.

          10.1.1 Except as otherwise specifically provided in this LLC Agreement (including but not limited to Section 10.3), neither a Member nor an Economic Interest Owner shall have the right without the affirmative vote or consent of the Management Committee to sell, assign, encumber, pledge, hypothecate, transfer, exchange, distribute or otherwise transfer for consideration, gift, bequeath, distribute or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) (each such action a "Transfer") all or part of its interest in the Company, except for transfers of Voting or Economic Interests from one Member to another and transfers of Voting or Economic Interests from one Member to an Affiliate of that Member. The transfer of the Economic Interest of a Bankrupt Member or Economic Interest Owner shall be governed by Sections 12.4 and 12.5 below. Any purported Transfer of any interest in the Company in contravention of this LLC Agreement shall be null and void and of no force or effect.

          10.1.2 Subject to the provisions of Section 10.1.1 above and except as otherwise permitted pursuant to Section 10.1.1, all Transfers shall also be subject to the following rules and conditions: (i) the Transfer shall be in compliance with all applicable federal and state securities laws; (ii) the Transfer shall not result in any materially adverse tax consequence to the Company or any remaining Member; (iii) the Transfer shall not result in the Company being required to register as an investment company under the Investment Company Act of 1940, as amended, or any regulations promulgated thereunder; and (iv) if the Transfer is to a person or entity that is not a Member or an Affiliate of any Member, such Transfer shall be subject to the provisions of Sections 10.3, 10.4 and 10.5, of this LLC Agreement.

     10.2 Transferee Not Member in Absence of Consent. Notwithstanding anything contained in this LLC Agreement to the contrary, and except for those transfers permitted under Section
10.1 hereof, if the Management Committee does not by affirmative vote or consent approve of the proposed Transfer of a Member's or Economic Interest Owner's Economic Interest in the Company to a transferee or donee who is not a Member immediately before the Transfer and the admission of such transferee as a Member as provided in Article 11 below, the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company, including, without limitation, any rights to appoint representatives to the Management Committee, or to become a Member. Subject to the satisfaction of the requirements of Section 10.1 above, the transferee or donee shall be merely an Economic Interest Owner. Furthermore, except as agreed upon by the Management Committee or as otherwise provided in this LLC Agreement or the Delaware Act, upon a Member's transfer of its Economic Interest, such Member's rights to participate in the management and affairs of the Company, including, without limitation, its voting rights, and any rights to appoint representatives to the Management Committee, shall cease.

     10.3 Right of First Offer.

          10.3.1 Notwithstanding anything herein to the contrary (including but not limited to Section 10.1.1), if any Member (the "Transferring Member") intends to transfer all or a portion of its Voting Interest or Economic Interest (the "Sale Interest") to any Person or entity who is not a Member or Affiliate of any Member of the Company (a "Third Party"), the Transferring Member shall give written notice (the "Transfer Notice") to the other Members of the same Series (the "Non-Transferring Members") of such intention. The Transfer Notice, in addition to stating the fact of the intention to transfer, shall set forth: (i) the amount of Sale Interest proposed to be transferred; (ii) the name and address of the Third Party; (iii) the proposed amount of consideration and terms and conditions of payment offered by the Third Party; and (iv) that the Third Party has been informed of the Transfer Notice provided for in this
Section 10.3. Each of the Non-Transferring Members may, within thirty (30) days of its receipt of a Transfer Notice, exercise an option to purchase its pro-rata portion of the Sale Interest intended to be transferred by the Transferring Member as indicated in the Transfer Notice. Each of the Non-Transferring Members must exercise its option to purchase its pro-rata portion of the Sale Interest on the terms of the Transfer Notice or forfeit its option granted hereunder. The
Non-Transferring Member(s), if any, shall exercise its or their, as the case may be, option by delivering written notice (the "Acceptance Notice") to the Transferring Member within the time period specified above.

          10.3.2 The purchase price for the Sale Interest purchased pursuant to this Section 10.3 shall be as set forth in the Transfer Notice. The closing of the sale and purchase shall take place within sixty (60) days after the delivery to the Transferring Member of the Acceptance Notice.

          10.3.3 If not all of the Non-Transferring Members elect to exercise their respective option to purchase its pro-rata interest in the remaining portion of the Sale Interest pursuant to Section 10.3(a) above, then the Transferring Member may transfer the Sale Interest according to the terms of the Transfer Notice at any time within one hundred eighty (180) days after the expiration of the thirty (30) day period specified in
Section 10.3.1 above. Such transfer shall not require consent pursuant to Section 10.1.1, but shall be subject to all other terms, covenants and conditions of this LLC Agreement.

     10.4 Co-Sale Rights. If any Member other than Holdings (the "Existing Member(s)") desires to transfer a Sale Interest to a Third Party (the "Third Party Sale"), such Existing Member shall first give written notice (a "Third Party Sale Notice") to Holdings, and Holdings may elect, in its sole discretion, to participate in such sale and sell a proportionate share (determined with respect to the ratio of the Sale Interest to the Voting Interest or Economic Interest, as the case may be, owned by the Existing Member) of its Voting Interest or Economic Interest, as the case may be, then owned by Holdings to the same Third Party on the same terms and conditions as the Existing Member (the "Co-Sale Right"). Such Third Party Sale Notice shall set forth: (i) the amount of Sale Interest proposed to be transferred; (ii) the name and address of the Third Party; (iii) the proposed amount of consideration and terms and conditions of payment offered by the Third Party; and (iv) that the Third Party has been informed of the Co-Sale Right provided for in this
Section 10.4. Holdings shall notify the Existing Member within thirty (30) days of receipt of the notice of the Third Party Sale, whether Holdings shall exercise its Co-Sale Right, and if Holdings does not give such notice in a timely manner, such right shall expire with respect to such instance. Upon the consummation of a sale by Holdings pursuant to its exercise of its Co-Sale Right in connection with a Third Party Sale, Holdings shall make available for transfer the certificate representing the respective Voting Interest or Economic Interest being transferred, as the case may be, and shall be entitled to receive its pro rata share of the proceeds of such Third Party Sale simultaneously with such transfer. The Co-Sale Right may be exercised any number of times but may not be transferred by Holdings under any circumstances. To the extent the Third Party refuses to purchase the Voting Interest or Economic Interest, or any part thereof, from Holdings, the Existing Member shall not be permitted to transfer the Sale Interest to such Third Party.

     10.5 Come Along Rights. Notwithstanding the other provisions of this Article 10, if all but one of the Members (the "Selling Members") negotiate a bona fide disposition of all the Voting and Economic Interests owned by the Selling Members to a Third Party, which disposition has complied with the procedures of this Article 10, the other Member (the "Other Member") shall, upon the written request of the Selling Members, sell to the Third Party all Voting and Economic Interests owned by the Other Member at the time on the same terms and conditions on which the Voting and Economic Interests of the Selling Members are negotiated to be sold to the Third Party by the Selling Members. The Selling Members shall give the Other Member written notice, executed by each Selling Member, of any proposed disposition under this Section 10.5 at least thirty (30) days prior to the date on which such disposition is scheduled to be consummated, including the terms and conditions thereof. Provided, however, that the obligations of KLT to sell pursuant to this Section 10.5 shall be conditioned upon KLT obtaining all required approvals under that certain Agreement and Plan of Merger among Western Resources, Inc., Kansas City Power & Light Company and other named parties, dated as of March 18, 1998, as amended from time to time, which condition shall terminate and be of no further effect upon the consummation of such merger. KLT agrees to use commercially reasonable best efforts to obtain any such required approvals.

                           ARTICLE 11
          ADMISSION OF SUCCESSOR MEMBERS OR NEW MEMBERS

     11.1 Admission of Successor Members or New Members. A Person, including a transferee or donee of a Member or other Person owning an Economic Interest, shall be deemed admitted as a Member of the Company only upon the satisfactory completion of the following:

          (a)  Except for those Transfers permitted pursuant to
Section 10.1.1, the Management Committee shall have consented to the admission of the Person as a Member of the Company and, in the case of a new Member, the Management Committee shall have consented to the amount and character of the proposed Capital Contribution of such new Member.

          (b) The Person shall have accepted and agreed to be bound by the terms and provisions of this LLC Agreement and such other documents or instruments as the Management Committee may require.

          (c) The Person shall have executed a counterpart of this LLC Agreement to evidence the consents and agreements above, and any changes in the Certificate of Formation of the Company and this LLC Agreement shall have been executed and filed as deemed necessary by the Management Committee.

          (d) If the Person is a corporation, partnership, limited liability company, trust, association or other entity, the Person shall have provided the Management Committee with evidence satisfactory to counsel for the Company of its authority to become a Member under the terms and provisions of this LLC Agreement.

          (e) If required by the Management Committee, counsel for the Company or a qualified counsel for the transferee or donee or new Member, which counsel shall have been approved of by the Members, shall have rendered an opinion to the Members that the admission of the Person as a Member is in conformity with the Delaware Act and that none of the actions in connection with the admission will cause the termination or dissolution of the Company or will adversely affect its classification as a partnership for federal and state income tax purposes.

          (f)  The Person, as required by the Management
Committee, shall have paid all reasonable legal fees of the Company and the Members and filing costs in connection with its admission as a Member.

     11.2 Financial Adjustments. No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Company shall, at its option, at the time a Member is admitted, do one of the following (i) close the Company's books (as though the Company's tax year had ended) or (ii) make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

                           ARTICLE 12
      TERM. TERMINATION. AND DISTRIBUTION UPON LIQUIDATION

     12.1 Term. The term of the Company commenced on the date the Certificate of Formation for the Company is filed in the Office of the Delaware Secretary of State in accordance with the Delaware Act and shall continue until December 31, 2047, unless earlier dissolved by the unanimous written consent of all of the Members, or the provisions of the Certificate of Formation, this LLC Agreement or the Delaware Act.

     12.2 Withdrawal of a Member. A Member may withdraw, retire or resign from the Company at any time upon giving ninety (90) days prior written notice of such withdrawal to the remaining Members; provided, however, that absent the approval of such withdrawal by the affirmative vote or consent of all of the remaining Members within such ninety (90) day notice period, such a withdrawal shall be deemed a breach of this LLC Agreement allowing the Company to recover from the withdrawing Member damages for such breach as reasonably determined by the remaining Members, including, without limitation, attorneys' fees, and offset such damages against the amounts otherwise distributable to the withdrawing Member.

     Subject to the remaining provisions of this LLC Agreement, upon the withdrawal of a Member, the withdrawing Member shall be entitled to the "net asset value" of its aggregate Economic Interest in each Series it owns, which amount shall be the value of the Series' assets, net of the debts, liabilities and obligations attributable to the Series; less any deficit balance in the withdrawing Member's Capital Account, such consideration which the Company shall pay in cash at the closing, which closing shall be within thirty (30) days of the date such purchase price is determined at such time and place as designated by the Company. For purposes of this determination, the value of the Company's assets, other than cash, certificates of deposit and other instruments the value of which are readily ascertainable, shall be determined with reference to the fair market value of such assets as determined by the Company's regularly employed independent certified public accountant, which determination shall be final, binding and conclusive upon all parties.

     Notwithstanding the foregoing, if such withdrawal is deemed to be a breach of this LLC Agreement as provided above, then the amount to which the withdrawing Member is entitled for its Economic Interest shall not include any amount attributable to the goodwill of the Company and shall be reduced by an amount equal to any damages attributable to such breach as described above.

     12.3 Events of Dissolution. Unless the continuation of the Company's business is approved by the affirmative vote or consent of all of the remaining Members within ninety (90) days of an event of withdrawal, the Company shall immediately dissolve upon an event of withdrawal. An event of withdrawal shall include:

          12.3.1 The withdrawal, retirement or resignation of a Member absent the approval of the remaining Members and the failure to purchase a withdrawing Member's Economic Interest as provided in Section 12.2 above;

          12.3.2 In the case of a Member that is a natural person, the death or insanity of such Member or the entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his person or his estate;

          12.3.3    A Member becoming a Bankrupt Member (as
defined in Section 12.4 below);

          12.3.4 In the case of a Member that is a trust, the termination of the trust or the distribution of such trust's entire interest in the Company, but not merely the substitution of a new trustee;

          12.3.5 In the case of a Member that is a general or limited partnership, the dissolution and commencement of winding up of such partnership or a distribution of its entire interest in the Company;

          12.3.6    In the case of a Member that is a
corporation, the filing of articles of dissolution, or their equivalent, for the corporation or revocation of its charter or its distribution of its entire interest in the Company;

          12.3.7 In the case of a Member that is an estate, the distribution by the fiduciary of the estate's entire interest in the Company;


          12.3.8 In the case of a Member that is a limited liability company, the filing of a certificate of cancellation or articles of dissolution or termination, or their equivalent, for the limited liability company or a distribution of its entire interest in the Company;

          12.3.9         December 31, 2047;

          12.3.10 The affirmative vote or consent by all of the Members to dissolve, wind up and liquidate the Company;

          12.3.11 The happening of any other event that makes it unlawful or impossible to carry on the business of the Company; or

          12.3.12   Any event which causes there to be only one
(1) Member.

     Except as otherwise provided in this LLC Agreement or the Delaware Act, upon the occurrence of an event of withdrawal as described in subsection (a) through (h) above, the Member subject of such an event shall cease to be a Member and shall thereafter be an Economic Interest Owner. An event of withdrawal shall not include a Transfer of a Member's interest pursuant to Article 10 above.

     12.4 Bankruptcy of a Member. A "Bankrupt Member" shall mean any Member or Economic Interest who:

          12.4.1 makes an assignment for the benefit of its creditors;

          12.4.2    files a voluntary petition in bankruptcy;

          12.4.3 files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature;

          12.4.4    seeks, consents or acquiesces in the
appointment of a trustee, receiver or liquidator of the Member or Economic Interest Owner or of all or any substantial part of its property; or

          12.4.5 is the subject of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, and one hundred twenty (120) days after commencement of such proceeding, the proceeding has not been dismissed; or without the Members' or Economic Interest Owners' consent or acquiescence has had a trustee, receiver or liquidator appointed for itself or for a substantial part of its property and the appointment is not vacated or stayed, or within ninety
(90) days after the expiration of any such stay, the appointment is not vacated.

     12.5 Option to Purchase. The remaining Members shall have the option to purchase the Economic Interest of a Bankrupt Member for the purchase price determined and paid in accordance with the methodology, terms and conditions provided in Section 12.2 above for the purchase of a withdrawing Member's interest; provided, however, that no discounts shall be made to the purchase price for any deemed breach of the LLC Agreement. If the remaining Members do not elect to acquire all of the Bankrupt Member's interest, the interest shall be transferred in accordance with
Article 10 above, or if not transferred, retained by the Bankrupt Member. If the remaining Members exercise their option hereunder and the Bankrupt Member fails to assign its interest in the Company at the time and place fixed for closing, then the remaining Members may enforce the obligation of the Bankrupt Member by an action for specific performance.

     12.6 Cessation of Business. In the event of the occurrence of any event effecting the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until the Chairman has filed a certificate of cancellation in the office of Delaware Secretary of State or until a decree terminating the Company has been entered by a court of competent jurisdiction.

     12.7 Winding Up. Liquidation. and Distribution of Assets. Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution and the Chairman shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, the Chairman shall:

          (a) Collect and sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent a Majority in Interest may determine to distribute any assets to the Members and Economic Interest Owners in kind);

          (b) Allocate any Net Profits or Net Losses resulting from such sale or other disposition of the Company's assets to the Members' and Economic Interest Owners' Capital Accounts for each Series in accordance with Section 2.1(c) above;

          (c) Discharge all debts, liabilities and obligations of the Company, including those to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than debts, liabilities and obligations to Members and Economic Interest Owners for distributions, and establish such reserves as the Management Committee may deem reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owners, the amounts of such reserves shall be deemed to be an expense of the Company);

          (d) Distribute the remaining assets, separately by Series, to the Members and Economic Interest Owners for each Series either in cash or in kind, with any assets distributed in kind being valued for this purpose at their fair market value, in accordance with such Members' positive Capital Account balances and the allocation provisions of Article 7. If CEL Series assets are distributed in kind, the CEL assets will be first distributed to the Series CEL Common Economic Interest holders.

     If any assets of the Company are to be distributed in kind, the fair market value of those assets as of the date of dissolution, other than cash, certificates of deposit and other instruments the value of which are readily ascertainable, shall be as determined as provided in Section 12.2 above. Those assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of this LLC Agreement to reflect such deemed sale;

          (e) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated; and

          (f) The remaining Members shall comply with any applicable requirements of the Delaware Act pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

     12.8 Certificate of Cancellation. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets have been distributed to the Members and Economic Interest Owners, the Chairman shall execute a certificate of cancellation setting forth the information required by the Delaware Act and shall be delivered to the Delaware Secretary of State.

     12.9 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this LLC Agreement, upon dissolution, each Member and Economic Interest Owner shall look solely to the assets of the Company for the return of its Capital Contributions. If the Company assets remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contributions of the Members and Economic Interest Owners, the Members and Economic Interest Owners shall have no recourse against any other Member or Economic Interest Owner.

                           ARTICLE 13
                    MISCELLANEOUS PROVISIONS

     13.1 Waiver of Right of Partition. It is specifically agreed that no Member or Economic Interest Owner shall have the right to ask for partition of the assets owned or hereafter acquired by the Company, nor shall any such Member or Economic Interest Owner have the right to any specific assets of the Company on the liquidation or winding up of the Company, except upon the affirmative vote or consent of all Members.

     13.2 Special Provisions Relating to Series CEL. If the Liquidation Value of all of the Series CEL Preferred Economic Interest units have been paid, upon the request of all of the Series CEL Common Economic Interest holders, the Company shall distribute CEL to such holders.

     13.3 Notices. Except as otherwise provided in this LLC Agreement, any notice required or permitted herein shall be in writing and shall be deemed to have been delivered, whether actually received or not, two (2) calendar days after being deposited in the United States mail, by registered mail, return receipt requested, postage prepaid, addressed to the party entitled thereto at the last address of such party provided by such party to the Company. Any notice to the Company shall be sent to the Company's principal place of business.

     13.4 Governing Law. This LLC Agreement has been made and executed in accordance with the Delaware Act and is to be construed, enforced, and governed in accordance therewith and with the laws of the State of Delaware. The parties agree that all actions or proceedings arising directly or indirectly from this LLC Agreement shall be commenced and litigated only in the District Court of Johnson County, Kansas, or the United States District Court for the District of Kansas, located in Kansas City, Kansas. The parties hereby consent to the jurisdiction over them of the District Court of Johnson County, Kansas, or the United States District Court for the District of Kansas, in all actions or proceedings arising directly or indirectly from this LLC Agreement.

     13.5 Entire Agreement. Except as otherwise provided herein, this LLC Agreement together with the recitals and Exhibits hereto, each of which are incorporated herein by this reference, constitutes the entire agreement among the Members on the subject matter hereof and may not be changed, modified, amended, or supplemented except in writing, signed by all of the Members. All other oral or written agreements, promises, and arrangements in relation to the subject matter of this LLC Agreement are hereby rescinded.

     13.6 Binding Agreement. Subject to the restrictions and encumbrances set forth herein, the terms and provisions of this LLC Agreement shall be binding upon, be enforceable by and inure to the benefit of the Members, Economic Interest Owners and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

     13.7 Interpretation. The descriptive headings contained in this LLC Agreement are for convenience only and are not intended to define the subject matter of the provisions of this LLC
Agreement and shall not be resorted to for interpretation thereof.

     13.8 Severability. If any provision of this LLC Agreement or the application thereof to any individual or entity or circumstance shall be invalid or unenforceable to any extent, the remainder of this LLC Agreement and the application of such provisions to other individuals or entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     13.9 Waiver. No consent or waiver, express or implied, by any Member or Economic Interest Owner to or of any breach or default by any other Member or Economic Interest Owner in the performance by such other Member or Economic Interest Owner of its obligations under this LLC Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member or Economic Interest Owner of the same or any other obligations hereunder. The failure on the part of any Member or Economic Interest Owner to complain of any act or failure to act of any of the other Members or Economic Interest Owners or to declare any of the other Members or Economic Interest Owners in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member or Economic Interest Owner of its rights under this LLC Agreement.

     13.10 Equitable Remedies. The rights and remedies of any of the Members or Economic Interest Owners hereunder shall not be mutually exclusive. Each of the Members and Economic Interest Owners confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this LLC Agreement and agrees that in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member or Economic Interest Owners aggrieved as against a party for a breach or threatened breach of any provision hereof; it being the intention hereof to make clear the agreement of the Members and Economic Interest Owners that the respective rights and obligations of the Members and Economic Interest Owners hereunder shall be enforceable in equity as well as at law or otherwise.

     13.11 Attorney's Fees. In the event of a default by a Member or Economic Interest Owner under this LLC Agreement, the non-defaulting Members and Economic Interest Owners shall be entitled to recover all costs and expenses, including attorney's fees, incurred as a result of said default or in connection with the enforcement of this LLC Agreement.

     13.12     Counterparts.   This LLC Agreement may be executed
in two (2) or more counterparts, all of which taken together shall constitute one (1) instrument.

     13.13 Saving Clause. In the event any provision of this LLC Agreement shall be, or shall be found to be, contrary to the Delaware Act, such provision shall be deemed amended so as to conform with such Act.

     13.14 Further Documentation. Each of the parties hereto agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this LLC Agreement.

     13.15     Incorporation of Recitals.   The preamble and
recitals to this LLC Agreement are hereby incorporated by reference and made an integral part hereof.

     13.16 Indemnification. The Company shall indemnify any Member, representative on the Management Committee, Chairman or officer of the Company (each referred to as an "Indemnified Party") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, arbitration, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such Indemnified Party is or was a Member, representative on the Management Committee, Chairman or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such action, arbitration, suit or proceeding, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such action, arbitration, suit or proceeding, including any appeal thereof, if such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Party's conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Indemnified Party shall have been adjudged to be liable for gross negligence or gross misconduct in the performance of such Indemnified Party's duty to the Company unless and only to the extent that the court or arbitration in which the action, arbitration or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such Indemnified Party is fairly and reasonably entitled to indemnity for such expenses which the court or arbitration shall deem proper. The termination of any action, arbitration, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Party did not act in good faith and in a manner which such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Indemnified Party's conduct was unlawful.

     13.17     Holdings' Put Option.

          (a) Grant of Put Option. Holdings shall have the option (the "Holdings Put Option") to sell all or part of Holdings' Economic or Voting Interests in all or any Series (the "Put Interest") to the Company, upon written notice to the Company, if the Company has not, by January 31, 2004 (the "Triggering Date"): (i) consummated an initial public offering;
(ii) merged with or into another entity; or (iii) dissolved or liquidated its assets. Holdings (including its permitted successors and assigns) shall have a period of ninety (90) days after the Triggering Date to exercise the Holdings Put Option. The events described in clauses (i), (ii) and (iii) of this
Section 13.17(a) shall hereinafter be referred to as the "Triggering Events").

          (b) Purchase Price. The purchase price payable by the Company upon the exercise by Holdings of the Holdings Put Option shall equal the "fair market value" of the Put Interest. The "fair market value" of the Put Interest shall be determined by the mutual agreement of the Company and Holdings or, if the Company and Holdings cannot agree upon such value, then by appraisal by one or more third party appraisers selected by the Company and Holdings with significant experience in valuing companies of the size and otherwise similarly situated as the Company.

          (c) No Breach Upon Repurchase. Notwithstanding anything in Section 12.2 hereof to the contrary, the exercise by Holdings of the Holdings Put Option shall not be deemed a breach of this LLC Agreement and the repurchase by the Company of the Put Interest upon the exercise of the Holdings Put Option shall be expressly permitted notwithstanding anything herein to the contrary.

          (d)  Termination of Holdings Put Option.  The Holdings
Put Option shall terminate immediately and without notice if any of the Triggering Events occur before the Triggering Date.

     IN WITNESS WHEREOF, the parties hereto have signed this LLC
Agreement on the date first above written.


                              KLT ENERGY SERVICES INC.,
                              a Missouri corporation

                              By: /s/M. G. English
                              Name:  M. G. English
                              Title: Secretary


                              MTB ENERGY, INC.
                              a Missouri corporation

                              By: /s/Tim Clemons
                              Name:  Tim Clemons
                              Title: President


                              ENVIRONMENTAL LIGHTING CONCEPTS, INC.
                              a Minnesota corporation

                              By: /s/Mark R. Schroeder
                              Name:  Mark R. Schroeder
                              Title: President


                              SE HOLDINGS, L.L.C.,
                              a Delaware limited liability
                              company

                              By: /s/Richard Zomnir
                              Name:  Richard Zomnir
                              Title: CEO & Pres.